Exhibit 99.5

Chegg Announces Closing of $1.0 Billion of 0% Convertible Senior Notes Due 2026, Including Full Exercise of Initial Purchasers’ $100.0 Million Option to Purchase Additional Notes
SANTA CLARA, Calif., August 21, 2020 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE: CHGG) today announced that it has closed its offering of convertible senior notes due 2026 (the “notes”) for gross proceeds of $1.0 billion. The proceeds include the full exercise of the $100.0 million option granted by Chegg to the initial purchasers of the notes. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).
The notes are general, unsecured, senior obligations of Chegg, and will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on September 1, 2026, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to June 1, 2026, the notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Chegg common stock, cash or a combination of cash and shares of Chegg common stock, at the election of Chegg.
Chegg may not redeem the notes prior to September 5, 2023. Chegg may redeem for cash all or any portion of the notes, at its option, on or after September 5, 2023 and prior to the 31st scheduled trading day immediately preceding the maturity date if the last reported sale price of Chegg common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Chegg provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Chegg provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued but unpaid special interest.
Holders of the notes have the right to require Chegg to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued but unpaid special interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Chegg is also required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following Chegg’s issuance of a notice of redemption.
The notes have an initial conversion rate of 9.2978 shares of Chegg common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $107.55 per share. The initial conversion price represents a premium of approximately 37.5% to the $78.22 per share closing price of Chegg common stock on The New York Stock Exchange on August 18, 2020.
Morgan Stanley acted as the sole book-running manager in connection with the offering. J. Wood Capital Advisors LLC acted as financial advisor to Chegg in connection with the offering.

Chegg estimates that the aggregate net proceeds from the offering will be approximately $984.2 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Chegg. Chegg used $103.4 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below to manage potential dilution. In addition, Chegg used approximately $174.7 million of the net proceeds from the offering to fund the cash consideration (exclusive of accrued interest) and issued approximately 4.2 million shares of Chegg common stock for the remainder of the consideration due in respect of the exchange of approximately $172.0 million aggregate principal amount of its 0.25% Convertible Senior Notes due 2023 (the “2023 notes”). In connection with the exchanges of the 2023 notes, Chegg terminated a corresponding portion of the existing capped call transactions that Chegg entered into when the 2023 notes were issued. Chegg intends to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions or other strategic transactions. The exchanges of the 2023 notes are not part of the $500.0 million securities repurchase program previously announced by Chegg in June 2020.
In connection with the pricing of the notes and the full exercise of the option by the initial purchasers to purchase additional notes, Chegg entered into privately negotiated capped call transactions with certain of the initial purchasers of the notes or their respective affiliates and other financial institutions (the “capped call counterparties”). The capped call transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of Chegg common stock that initially underlie the notes, including the notes purchased pursuant to the option to purchase additional notes. The capped call transactions are expected generally to reduce or offset potential dilution to holders of Chegg’s common stock upon conversion of the notes and/or offset the potential cash payments that Chegg could be required to make in excess of the principal amount of any converted notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Chegg common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
The notes and any shares of Chegg common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Use of forward-looking statements
This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and the impact of the global COVID-19 pandemic. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Chegg’s business and financial results, please review the “Risk Factors” described in Chegg’s Annual Report on Form 10-K for the year ended December 31, 2019 and Chegg’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in Chegg’s other filings with the SEC. Chegg undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release, except as required by law.
Investor contact: Tracey Ford, ir@chegg.com;
Media contact: Marc Boxser, press@chegg.com

3